For Immediate Release
Contact:
Ms. Krista Arkfeld
Director of Corporate Communications
karkfeld@supertelinc.com

Supertel Hospitality Reports 2014 First Quarter Results

NORFOLK, NE., May 14, 2014 – Supertel Hospitality, Inc. (NASDAQ: SPPR), a real estate investment trust (REIT), today announced its results for the first quarter ended March 31, 2014.

2014 First Quarter Key Events

•	Increased occupancy at the same store hotels by 0.6 percent from the prior year.

•	Reduced net loss attributable to common shareholders by $3.5 million to $(1.4) million for the first quarter of 2014 compared to the same period in 2013.

•	Sold the 55-room Super 8 hotel in Shawano, Wisconsin in the first quarter and two hotels following the close of the quarter.

•	Reported revenues from continuing operations of $11.8 million for the 2014 first quarter, essentially unchanged compared to the same period in 2013.

•	Recorded a 1.3 percent decline in same store revenue per available room (RevPAR) to $31.19 partially due to weakness of the Washington DC market.

First Quarter Operating and Financial Results

First quarter 2014 revenues from continuing operations were $11.8 million, essentially unchanged compared to the same year-ago period.  The effects of rebranding at two of the four reflagged hotels and the performance of four hotels hampered by softness in the Washington DC market continue to impact revenue.

Supertel had a 2014 first quarter net loss attributable to common shareholders of $(1.4) million, or $(0.47) per diluted share, compared to a net loss of $(4.9) million or $(1.70) per diluted share, a $3.5 million improvement for the same 2013 period.

Funds from operations (FFO) was $0.2 million for the 2014 first quarter, compared to $(2.4) million in the same 2013 period.  Adjusted funds from operations (AFFO), which is FFO adjusted to exclude gains and losses on derivative liabilities, acquisition and termination expense, and terminated equity transactions expense, in the 2014 first quarter was $(1.9) million, compared to $(2.0) million in the same 2013 period.

Earnings before interest, taxes, depreciation and amortization (EBITDA) were $2.5 million for the 2014 first quarter, compared to a net loss of $(0.4) million in the same year-ago period.  Adjusted EBITDA, which is EBITDA before noncontrolling interest, net gain/loss on disposition of assets, impairment, preferred stock dividends, unrealized gain/loss on derivatives, acquisition and termination expense and terminated equity transactions expense, was $1.1 million, down from $1.3 million for the 2013 first quarter.

In the first quarter 2014, the 50-hotel same store portfolio had a 0.6 percent improvement in occupancy to 52.9 percent, offset by a decline in revenue per available room (RevPAR) of 1.3 percent to $31.19, and a 1.9 percent decline in average daily rate (ADR) to $58.94, compared to the 2013 first quarter.  The results were impacted by several factors including rebranding at four core hotels. While two of four properties which were rebranded in 2013 have stabilized and are beginning to show improvement, the other two continue to adjust operations and costs to align with the lower daily rates for the new brands. Supertel’s four hotels in the Washington DC market were also impacted by the general weakness in this market. Offsetting improvements occurred at six hotels which had significant capital investments during 2012 and 2013.

The hotel industry is seasonal in nature. Generally, occupancy rates, revenues and operating results for hotels operating in the geographic areas in which Supertel operates are greater in the second and third quarters of the calendar year than in the first and fourth quarters, with the exception of Supertel’s hotel located in Florida, which experiences peak demand in the first and fourth quarters of the year.

Disposition Program

In the 2014 first quarter the company sold the 55-room Super 8 in Shawano, Wisconsin for $1.1 million. Proceeds were used to reduce debt and lower overall debt service.

Following the close of the 2014 first quarter, the company sold the 65-room Baymont Inn and Suites in Brooks, Kentucky for $1.7 million and the 101-room Super 8 hotel in Omaha, West Dodge, Nebraska for $1.6 million. Proceeds were used to retire debt.

As of March 31, 2014, the company is marketing 18 hotels for sale and expects to generate approximately $40.5 million in gross proceeds to be used primarily to pay off the underlying loans and provide capital to reinvest in existing core properties.

Capital Reinvestment

The company invested $0.4 million in capital improvements in the 2014 first quarter to upgrade its properties and maintain brand standards. During 2014 the company expects to invest approximately $6.0 million in its hotels for capital improvements and renovations.

Balance Sheet

As of March 31, 2014, Supertel had $91.0 million in outstanding debt on its continuing operations hotels with an average term of 2.5 years and weighted average annual interest rate of 6.3 percent.

Dividends

The company did not declare a dividend on common stock in the 2014 first quarter. The company’s board of directors elected to suspend the payment of monthly dividends commencing December 31, 2013 on the outstanding shares of its 8.00% Series A Cumulative Convertible Preferred Stock (NASDAQ: SPPRP), quarterly dividends on the outstanding shares of its 10.00% Series B Preferred Cumulative Stock (NASDAQ: SPPRO), and the quarterly dividends on the outstanding shares of its 6.25% Series C Cumulative Convertible Preferred Stock to preserve capital and improve liquidity.  The board of directors will continue to monitor the dividend policy.

Outlook 2014

“While our top line first quarter results were clearly hampered by franchisor driven reflagging, and the overall weakness in the greater DC market area where some of our largest properties are located, the plan to transform Supertel into a leaner and more agile hotel owner continues,” Walters said. “Our debt levels continue to decrease, our operators are responding to our more active management style instituted by our new COO, and the outlook for the economy chain scale segment is positive as it has been since the recovery started in 2010.”

About Supertel Hospitality, Inc.

Supertel Hospitality, Inc. (NASDAQ: SPPR) is a self-administered real estate investment trust that specializes in the ownership of select-service hotels.  The company currently owns 66 hotels comprising 5,843 rooms in 21 states.  Supertel’s hotels are franchised by a number of the industry’s most well-regarded brand families including Hilton, Choice and Wyndham.  For more information or to make a hotel reservation, visit www.supertelinc.com.

Forward Looking Statement

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These risks are discussed in the Company’s filings with the Securities and Exchange Commission.

SELECTED FINANCIAL DATA:
Supertel Hospitality, Inc.
Balance Sheet
As of March 31, 2014 and December 31, 2013

	As of
	March 31, 2014	December 31, 2013
	(unaudited)

ASSETS
Investments in hotel properties	$199,903	$201,857
Less accumulated depreciation	69,227	69,897
	130,676	131,960

Cash and cash equivalents	401	45
Accounts receivable, net of allowance for
doubtful accounts of $17 and $20	1,550	1,083
Prepaid expenses and other assets	3,962	4,000
Deferred financing costs, net	2,356	2,601
Investment in hotel properties, held for sale, net	31,382	32,396
	$170,327	$172,085

LIABILITIES AND EQUITY
LIABILITIES
Accounts payable, accrued expenses and other liabilities	$8,600	$7,745
Derivative liabilities, at fair value	3,943	5,907
Debt related to hotel properties held for sale	26,843	27,425
Long-term debt	91,049	90,620
	130,435	131,697

Redeemable preferred stock
10% Series B, 800,000 shares authorized; $.01 par value,
332,500 shares outstanding, liquidation preference of $8,312	7,662	7,662

EQUITY
Shareholders' equity
Preferred stock, 40,000,000 shares authorized;
8% Series A, 2,500,000 shares authorized, $.01 par value, 803,270
shares outstanding, liquidation preference of $8,033	8	8
6.25% Series C, 3,000,000 shares authorized, $.01 par value, 3,000,000
shares outstanding, liquidation preference of $30,000	30	30
Common stock, $.01 par value, 200,000,000 shares authorized;
2,898,286 and 2,897,539 shares outstanding	29	29
Additional paid-in capital	135,302	135,293
Distributions in excess of retained earnings	(103,251)	(102,747)
Total shareholders' equity	32,118	32,613
Noncontrolling interest
Noncontrolling interest in consolidated partnership,
redemption value $25 and $87	112	113

Total equity	32,230	32,726

COMMITMENTS AND CONTINGENCIES
	$170,327	$172,085

Supertel Hospitality, Inc.
Statement of Operations
For the three months ended March 31, 2014 and 2013
(Dollars in thousands, except per share data)

	Three Months Ended March 31,
	2014	2013
REVENUES
Room rentals and other hotel services	$11,785	$11,895

EXPENSES
Hotel and property operations	10,348	10,326
Depreciation and amortization	1,660	1,655
General and administrative	985	1,059
Acquisition and termination expense	0	21
Terminated equity transactions	69	0
	13,062	13,061

EARNINGS (LOSS) BEFORE NET LOSS
ON DISPOSITIONS OF
ASSETS, OTHER INCOME, INTEREST EXPENSE
AND INCOME TAXES	(1,277)	(1,166)

Net loss on dispositions of assets	(25)	(29)
Other income (loss)	2,146	(297)
Interest expense	(1,802)	(1,443)
Loss on debt extinguishment	(9)	(91)
Impairment	119	0

LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(848)	(3,026)

Income tax expense	0	0

EARNINGS (LOSS) FROM CONTINUING OPERATIONS	(848)	(3,026)

Gain (loss) from discontinued operations, net of tax	343	(1,039)

NET EARNINGS (LOSS)	(505)	(4,065)

Earnings (loss) attributable to noncontrolling interest	1	7

NET EARNINGS (LOSS) ATTRIBUTABLE TO CONTROLLING INTERESTS	(504)	(4,058)

Preferred stock dividends declared and undeclared	(847)	(837)

NET EARNINGS (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(1,351)	$(4,895)

NET EARNINGS (LOSS) PER COMMON SHARE
- BASIC AND DILUTED
EPS from continuing operations - Basic	$(0.59)	$(1.34)
EPS from discontinued operations - Basic	$0.12	$(0.36)
EPS Basic	$(0.47)	$(1.70)
EPS Diluted	$(0.47)	$(1.70)

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited - In thousands, except per share data)

	Three months ended March 31,
	2014	2013
Weighted average shares outstanding for:
calculation of earnings per share - basic	2,892	2,888
calculation of earnings per share - diluted	2,892	2,888

Weighted average shares outstanding for:
calculation of FFO per share - basic	2,892	2,888
calculation of FFO per share - diluted	4,210	2,888

Reconciliation of Weighted average number of shares for
EPS basic to FFO per share diluted:
EPS basic shares	2,892	2,888
Restricted Stock	11	-
Series C Preferred Stock	1,307	-
FFO per share diluted shares	4,210	2,888

Reconciliation of net loss to FFO
Net loss attributable to common shareholders	$ (1,351)	$ (4,895)
Depreciation and amortization	1,676	1,961
Net (gain) loss on disposition of assets	(143)	53
Impairment	(28)	507
FFO	$ 154	$ (2,374)
Unrealized (gain) loss on derivatives	(2,115)	317
Acquisition and termination expense	-	21
Terminated equity transaction	69	-
Adjusted FFO	$ (1,892)	$ (2,036)

FFO per share - basic	$ 0.05	$ (0.82)
Adjusted FFO per share - basic	$ (0.65)	$ (0.71)
FFO per share - diluted	$ 0.05	$ (0.82)
Adjusted FFO per share - diluted	$ (0.65)	$ (0.71)

FFO and Adjusted FFO (“AFFO”) are non-GAAP financial measures.  We consider FFO and AFFO to be market accepted measures of an equity REIT's operating performance, which are necessary, along with net earnings (loss), for an understanding of our operating results.  FFO, as defined under the National Association of Real Estate Investment Trusts (NAREIT) standards, consists of net income computed in accordance with GAAP, excluding gains (or losses) from sales of real estate assets and impairment of real estate assets, plus depreciation and amortization. We believe our method of calculating FFO complies with the NAREIT definition.  AFFO is FFO adjusted to exclude gains or losses on derivative liabilities, which are non-cash charges against income and which do not represent results from our core operations. AFFO also adds back acquisition and termination expense and terminated equity transaction. FFO and AFFO do not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties.  FFO and AFFO should not be considered as alternatives to net income (loss) (computed in accordance with GAAP) as an indicator of our liquidity, nor are they indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.  All REITs do not calculate FFO and AFFO in the same manner; therefore, our calculation may not be the same as the calculation of FFO and AFFO for similar REITs.

Diluted FFO per share and diluted Adjusted FFO per share are computed after adjusting the numerator and denominator of the basic computation for the effects of any dilutive potential common shares outstanding during the period. The Company’s outstanding stock options and certain warrants to purchase common stock would be antidilutive and are not included in the dilution computation.

We use FFO and AFFO as performance measures to facilitate a periodic evaluation of our operating results relative to those of our peers.  We consider FFO and AFFO to be useful additional measures of performance for an equity REIT because it facilitates an understanding of the operating performance of our properties without giving effect to real estate depreciation and amortization, which assume that the value of real estate assets diminishes predictably over time.  Since real estate values have historically risen or fallen with market conditions, we believe that FFO and AFFO provide a meaningful indication of our performance.

EBITDA and Adjusted EBITDA
(Unaudited - In thousands)

	Three months ended March 31,
	2014	2013
RECONCILIATION OF NET
EARNINGS (LOSS) TO
ADJUSTED EBITDA
Net earnings (loss)
attributable to common shareholders	$(1,351)	$(4,895)
Interest expense,
including discontinued operations	2,180	2,230
Loss on debt extinguishment	9	283
Income tax expense (benefit),
including discontinued operations	0	0
Depreciation and amortization,
including discontinued operations	1,676	1,961
EBITDA	2,514	(421)
Noncontrolling interest	(1)	(7)
Net gain on disposition of assets	(143)	53
Impairment	(28)	507
Preferred stock dividend	847	837
Unrealized (gain) loss on derivatives	(2,115)	317
Acquisition and termination expense	0	21
Terminated equity transactions	69	0
ADJUSTED EBITDA	$1,143	$1,307

EBITDA and Adjusted EBITDA are financial measures that are not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We calculate EBITDA and Adjusted EBITDA by adding back to net earnings (loss) available to common shareholders certain non-operating expenses and non-cash charges which are based on historical cost accounting and we believe may be of limited significance in evaluating current performance. We believe these adjustments can help eliminate the accounting effects of depreciation and amortization and financing decisions and facilitate comparisons of core operating profitability between periods, even though EBITDA and Adjusted EBITDA also do not represent an amount that accrues directly to common shareholders. In calculating Adjusted EBITDA, we add back noncontrolling interest, net (gain) loss on disposition of assets, preferred stock dividends, acquisition and termination expense and terminated equity transactions which are cash charges. We also add back impairment and unrealized gain or loss on derivatives, which are non-cash charges.

EBITDA and Adjusted EBITDA do not represent cash generated from operating activities determined by GAAP and should not be considered as alternatives to net income, cash flow from operations or any other operating performance measure prescribed by GAAP. EBITDA and Adjusted EBITDA are not measures of our liquidity, nor are they indicative of funds available to fund our cash needs, including our ability to make cash distributions. Neither do the measurements reflect cash expenditures for long-term assets and other items that have been and will be incurred. EBITDA and Adjusted EBITDA may include funds that may not be available for management’s discretionary use due to functional requirements to conserve funds for capital expenditures, property acquisitions, and other commitments and uncertainties. To compensate for this, management considers the impact of these excluded items to the extent they are material to operating decisions or the evaluation of our operating performance. EBITDA and Adjusted EBITDA, as presented, may not be comparable to similarly titled measures of other companies.

Property Operating Income (POI) – Continuing and Discontinued Operations

This presentation includes non-GAAP financial measures, and should not be considered as an alternative to loss from continuing operations or loss from discontinued operations, net of tax.  The company believes that the presentation of hotel property operating income (POI) is helpful to investors, and represents a more useful description of its core operations, as it better communicates the comparability of its hotels’ operating results. Same store results for the quarter are for 50 hotels in continuing operations.
	Three months ended March 31,
	2014	2013
Total Continuing Operations:
Revenue per available room (RevPAR):	$31.19	$31.61
Average daily room rate (ADR):	$58.94	$60.08
Occupancy percentage:	52.9%	52.6%

Revenue from room rentals and
other hotel services consists of:
Room rental revenue	$11,316	$11,469
Telephone revenue	3	3
Other hotel service revenues	466	423
Total revenue from room rentals
and other hotel services	$11,785	$11,895

Hotel and property operations expense
Total hotel and property operations expense	$10,348	$10,326

Property Operating Income ("POI")
Total property operating income	$1,437	$1,569

POI as a percentage of revenue from
room rentals and other hotel services
Total POI as a percentage of revenue	12.2%	13.2%

Discontinued Operations

Room rentals and other hotel services
Total room rental and other hotel services	$3,754	$6,283

Hotel and property operations expense
Total hotel and property operations expense	$3,094	$5,506

Property Operating Income ("POI")
Total property operating income	$660	$777

POI as a percentage of revenue from
room rentals and other hotel services
Total POI as a percentage of revenue	17.6%	12.4%

(Unaudited - In thousands, except statistical data)

POI from continuing operations is reconciled to net loss as follows:
	Three months ended March 31,

RECONCILIATION OF NET LOSS FROM	2014	2013
CONTINUING OPERATIONS TO POI
FROM CONTINUING OPERATIONS
Net earnings (loss)
from continuing operations	$(848)	$(3,026)
Depreciation and amortization	1,660	1,655
Net loss on disposition of assets	25	29
Other (income) expense	(2,146)	297
Interest expense	1,802	1,443
Loss on debt extinguishment	9	91
General and administrative expense	985	1,059
Acquisition and termination expense	0	21
Terminated equity transactions	69	0
Impairment expense	(119)	0
POI - continuing operations	$1,437	$1,569

POI from discontinued operations is reconciled to loss from discontinued operations, net of tax, as follows:

	Three months
	ended March 31,
	2014	2013
Gain (loss) from discontinued operations	$343	$(1,039)
Depreciation and amortization
from discontinued operations	16	306
Net gain on disposition of assets
from discontinued operations	(168)	24
Interest expense from discontinued operations	378	787
Loss on debt extinguishment	0	192
Impairment losses from discontinued operations	91	507
POI - discontinued operations	$660	$777

	Three months ended March 31,
	2014	2013

POI--continuing operations	1,437	1,569
POI--discontinued operations	660	777
Total - POI	$2,097	$2,346

Total POI as a percentage of revenues	13.5%	12.9%

The comparisons of same store operations are for 50 hotels in continuing operations as of January 1, 2013 for the three months ended March 31, 2014 and exclude 18 properties held for sale.

Supertel Hospitality, Inc.
Operating Statistics by Region
For three months ended March 31, 2014 and 2013

(Unaudited - except per share data)

		Three months ended March 31, 2014				Three months ended March 31, 2013
		Room				Room
Region		Count	RevPAR	Occupancy	ADR	Count	RevPAR	Occupancy	ADR
Mountain		106	$32.57	60.6%	$53.76	106	$30.83	58.5%	$52.72
West North Central		1,150	26.70	53.0%	50.37	1,150	26.39	52.2%	50.55
East North Central		923	32.61	53.6%	60.88	923	29.76	50.3%	59.11
Middle Atlantic		142	33.05	60.4%	54.67	142	34.84	60.7%	57.40
South Atlantic		1,171	36.32	52.3%	69.48	1,171	40.64	57.2%	71.08
East South Central		364	29.53	47.5%	62.20	364	29.92	47.3%	63.27
West South Central		176	20.12	53.8%	37.41	176	16.67	37.8%	44.06
Total Same Store		4,032	$31.19	52.9%	$58.94	4,032	$31.61	52.6%	$60.08

Total Continuing Operations		4,032	$31.19	52.9%	$58.94	4,032	$31.61	52.6%	$60.08

States included in the Regions
Mountain		Montana
West North Central		Iowa, Kansas, Missouri, Nebraska and South Dakota
East North Central		Indiana and Wisconsin
Middle Atlantic		Pennsylvania
South Atlantic		Florida, Georgia, Maryland, North Carolina, Virginia and West Virginia
East South Central		Kentucky and Tennessee
West South Central		Louisiana

		Three months ended March 31, 2014				Three months ended March 31, 2013
		Room				Room
Brand		Count	RevPAR	Occupancy	ADR	Count	RevPAR	Occupancy	ADR
Select Service
Upscale
Hilton Garden Inn		100	$61.21	57.8%	$105.87	100	$75.75	59.9%	$126.48
Total Upscale		100	$61.21	57.8%	$105.87	100	$75.75	59.9%	$126.48
Upper Midscale
Comfort Inn / Suites		1,298	37.39	54.8%	68.25	1,298	37.10	55.3%	67.13
Other Upper Midscale (1)		59	28.04	43.5%	64.49	59	34.46	47.8%	72.13
Total Upper Midscale		1,357	$36.98	54.3%	$68.12	1,357	$36.99	54.9%	$67.32
Midscale
Sleep Inn		90	32.74	51.0%	64.18	90	32.34	48.4%	66.87
Quality Inn		122	23.62	37.3%	63.40	122	18.82	29.8%	63.12
Total Midscale		212	$27.49	43.1%	$63.79	212	$24.56	37.7%	$65.17
Economy
Days Inn		642	25.66	52.5%	48.92	642	26.70	51.6%	51.76
Super 8		1,520	24.51	52.0%	47.17	1,520	24.05	51.1%	47.08
Other Economy (2)		201	49.37	60.4%	81.77	201	53.58	63.9%	83.91
Total Economy		2,363	$26.93	52.8%	$51.00	2,363	$27.28	52.3%	$52.16

Total Same Store		4,032	$31.19	52.9%	$58.94	4,032	$31.61	52.6%	$60.08

Total Continuing Operations		4,032	$31.19	52.9%	$58.94	4,032	$31.61	52.6%	$60.08

	1	Includes Clarion
	2	Includes Rodeway Inn and Independent Brands